Exhibit 99.1

PRESS RELEASE

For release:	July 15, 2020

Contact:	Media Stephen W. Ries Senior Corporate Counsel & Secretary (610) 668-3270 sries@global-indemnity.com

GBLI Holdings, LLC to Redeem 7.75% Subordinated Notes due 2045

Bala Cynwyd, Pennsylvania, July 15, 2020 (GLOBE NEWSWIRE) — GBLI Holdings, LLC, a Delaware limited liability company and a subsidiary of Global Indemnity Limited (Nasdaq: GBLI), today announced that it will redeem all of GBLI Holdings, LLC’s outstanding 7.75% Subordinated Notes due 2045 (CUSIP No. G3933F 121) (the “Notes”) on August 15, 2020 (the “Redemption Date”). On the Redemption Date, GBLI Holdings, LLC will pay to the registered holders of the Notes a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. As of July 15, 2020, $100,000,000 aggregate principal amount of the Notes were outstanding.

This press release does not constitute a notice of redemption of the Notes. Holders of the Notes should refer to the notice of redemption delivered to the registered holders of the Notes by Wells Fargo Bank, National Association, the trustee with respect to the Notes.

About Global Indemnity Limited and its subsidiaries

Global Indemnity Limited (Nasdaq:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Limited’s four primary segments are:

•	United States Based Commercial Specialty

•	United States Based Specialty Property

•	United States Based Farm, Ranch, & Stable

•	Bermuda Based Reinsurance

For more information, visit the Global Indemnity Limited’s website at http://www.globalindemnity.ky.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this press release[1] do not address a number of risks and uncertainties, including COVID-19, risks and uncertainties related to the proposed redomestication of Global Indemnity Limited, and risks and uncertainties related to the proposed redemption. These statements are based on current expectations as of the time of this press release and involve a number of risks, uncertainties and assumptions, including those described in Global Indemnity Limited’s filings with the Securities and Exchange Commission. Investors are cautioned that it is not possible for Global Indemnity Limited to predict all risks, nor can we assess the impact of all factors on its business or to the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. All forward-looking statements in this press release are based on information available to Global Indemnity Limited as of the date hereof. Please see Global Indemnity Limited’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact Global Indemnity Limited and for a more detailed explication regarding forward-looking statements. Global Indemnity Limited does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Contact:

Media

Stephen W. Ries

Senior Corporate Counsel & Secretary

(610) 668-3270

sries@global-indemnity.com